Exhibit 99.6

Traffic.com All-Employee Email from RVerratti

Dear Employees,

I am excited to announce that Traffic.com has entered into a definitive agreement to be acquired by NAVTEQ.  Many of you are already very familiar with NAVTEQ, as they have been a valued partner of ours for many years, providing us with digital maps across many of our applications, and us in turn, providing them with the vital traffic data that powers real-time traffic for in-vehicle and portable navigation devices.

This agreement will do many things for Traffic.com - strengthen our ability to service our traditional media affiliates and advertising customers; provide the opportunity to accelerate and enhance our products and services; and improve our access to device manufacturers that are existing customers of NAVTEQ.  Taken all together, I believe this is a very exciting opportunity for our employees, customers and shareholders alike.  If you have personally had the opportunity of working with NAVTEQ in the past - especially our Business Development, Design and Developer teams - you realize that our employees know each other well and that we already share many mutual objectives and partners.  We look forward to further strengthening our technology and product offerings as we begin this journey.

I would like to clearly state that we anticipate continuing to conduct business as usual in all aspects.  We still intend to strongly support our broadcast media affiliates, our multi-platform advertising opportunities, the company’s growing business development efforts, and our robust online presence.

This morning, I will be hosting a meeting for all employees at 11:00 a.m. EST.  For those of you in the Wayne Office, we will meet in the empty GM space located on the first floor. For employees working outside of Wayne, we will be providing you with phone and Web based access to the meeting.  See attached document for instructions to participate.

There will be several NAVTEQ executives also in attendance, so you will get to meet and interact with them.  I realize that many of you have questions, so we will entertain Q&A at the end of this morning’s meeting.  Additionally, more detailed information will be coming at a later date.

I look forward to speaking with you all soon.

Additional Information

NAVTEQ will file a registration statement, which will contain a proxy statement/prospectus of NAVTEQ and Traffic.com, and other relevant documents with the Securities and Exchange Commission (SEC) with respect to the proposed merger. NAVTEQ and Traffic.com also will file other materials and documents with the SEC with respect to the proposed merger. A definitive proxy statement/prospectus, when available, will be sent to security holders of Traffic.com seeking their approval of the proposed merger. Investors and security holders are urged to read carefully the definitive proxy statement/prospectus and other materials when they become available before making any voting or investment decision because it will contain important information regarding NAVTEQ, Traffic.com and the proposed merger.

The documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.navteq.com or by directing a request to NAVTEQ Corporation, 222 Merchandise Mart, Suite 900 Chicago, Illinois 60654, Attention: Investor Relations, telephone: (312) 894-7000. The documents filed with the SEC by Traffic.com may be obtained free of charge from Traffic.com’s website at www.traffic.com or by directing a request to Traffic.com, Inc., 851 Duportail Road, Wayne, PA 19087,

Attention: Investor Relations, telephone: (610) 725-9700.

NAVTEQ, Traffic.com and their respective executive officers, directors and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of Traffic.com in favor of the proposed merger. Information about the executive officers, directors and other employees of NAVTEQ and Traffic.com and their direct or indirect interests, by security holdings or otherwise, in the merger will be set forth in the proxy statement/prospectus when it becomes available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.